                                                                   Exhibit 10.23

                                OPTION AGREEMENT

                             DATED OCTOBER 2, 1995

                                     AMONG

                        PROGRESSIVE BAGEL CONCEPTS, INC.

                         DOC'S CHEESE COMPANY, L.L.C.,

                              C. ANTHON ERNSTROM,

                               C. REED ERNSTROM,

                          JAY  L. WARD AND KARON WARD,

                               AS JOINT TENANTS,

                               BRIAN L. ERNSTROM

                                      AND

                                BERKLEY J. WARD

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                               TABLE OF CONTENTS

Article 1.0 The Option..................................................................    1

        1.1 The Option..................................................................    1
        1.2 Payment for the Grant of the Option.........................................    2
        1.3 Exercise of the Option......................................................    2
        1.4 Regulatory Compliance.......................................................    2
        1.5 Purchase Price upon Exercise of the Option..................................    3
        1.6 Valuation of PBCI Stock or BCI Stock........................................    3
        1.7 Closing of Option Exercise..................................................    3
        1.8 Procedure at each Closing...................................................    3

Article 2.0 Representations and Warranties of DCC and the Members.......................    4

        2.1 Organization, Power and Authority of DCC....................................    4
        2.2 Due Authorization; Binding Agreement of DCC.................................    5
        2.3 Binding Agreement of the Members............................................    5
        2.4 Membership Interests in DCC.................................................    5
        2.5 Ownership of Units by the Members...........................................    6
        2.11 Good Title to and Condition of DCC's Assets................................    6
        2.26 Accuracy of Information Furnished by DCC and the Members...................    6
        2.27 Investment Bankers' and Brokers' Fees......................................    6

Article 3.0 Representations and Warranties of PBCI......................................    6

        3.1 Organization, Power and Authority of PBCI...................................    6
        3.2 Due Authorization; Binding Agreement of PBCI................................    6
        3.3 Investment Bankers' and Brokers' Fees.......................................    7

Article 4.0 Additional Covenants of DCC and the Prior to the Termination................    7

        4.1 Reasonable Best Efforts.....................................................    7
        4.2 Conduct of Business.........................................................    7
        4.3 Access to DCC's Properties and Records......................................    7
        4.4 Notice of Material Developments.............................................    8
        4.5 No Disclosure...............................................................    8
        4.6 No Other Discussions; Retention of Units....................................    8

Article 5.0 Conditions to the Closing of the Option Exercise by PBCI....................    8

        5.1 Accuracy of Representations and Warranties and Compliance with Obligations..    8
        5.2 HSR Act Waiting Period......................................................    9
        5.3 Receipt of Necessary Consents...............................................    9
        5.4 No Adverse Litigation.......................................................    9
        5.5 No Material Adverse Change..................................................    9

Article 6.0 Certain Additional Covenants................................................    9

        6.1 Execution of Further Documents..............................................    9
        6.2 Cooperation of DCC and the Members..........................................    9

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
        6.3 Subsequent Audited Financial Statements.....................................    9
        6.4 Confidential Information....................................................   11
        6.6 Restrictive Covenants.......................................................   11
        6.6 Remedies Waiver.............................................................   12
        6.7 Grant of PBCI Options.......................................................   12

Article 7.0 Indemnification.............................................................   13

        7.1 Agreement by the Members to Indemnify.......................................   13

Article 8.0 Miscellaneous...............................................................   14

        9.1 Amendment and Modification..................................................   14
        9.2 Payment of Expenses.........................................................   15
        9.3 Binding Effect..............................................................   15
        9.4 Entire Agreement............................................................   15
        9.5 Headings....................................................................   15
        9.6 Execution in Counterpart....................................................   15
        9.7 Notices.....................................................................   15
        9.8 Governing Law...............................................................   17
        9.9 Publicity...................................................................   17

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

                               OPTION  AGREEMENT


   This option agreement (the "Agreement") is made and entered into this 2nd day of October, 1995 by and among Progressive Bagel Concepts, Inc., a Delaware corporation ("PBCI"), Doc's Cheese Company, L.L.C., a Delaware limited liability company ("DCC"), C. Anthon Ernstrom, C. Reed Ernstrom, C. Jay Ward and Karon Ward, as joint tenants, Brian L. Ernstrom, and Berkley J. Ward (collectively, the "Members").

                                   RECITALS

   PBCI desires to obtain an option to acquire all of the assets of DCC, and DCC desires to grant such an option, all on the terms and subject to the conditions set forth herein.

                                   COVENANTS

   In consideration of the mutual representations, warranties and covenants and subject to the conditions herein contained, the parties hereto agree as follows:

ARTICLE 1.0   THE OPTION

   1.1 THE OPTION. Upon the terms and subject to the conditions hereof, DCC hereby grants to PBCI an irrevocable option (the "Option") to purchase, at the purchase price provided for in Section 1.5 hereof, all of the assets of DCC other than DCC's loan to Heart to Heart Foods, Inc. ("HTH") pursuant to the secured loan agreement of even date herewith (the "HTH Loan Agreement") between DCC and HTH (the "HTH Loan") and DCC's loan, if any, to Berkeley Ward (the "Ward Loan") permitted to be made pursuant to Section 2.10 of the secured loan agreement of even date herewith between PBCI and DCC (the "Secured Loan Agreement") (the assets subject to the option being herein sometimes referred to as the "Option Assets"). Without limiting the generality of the foregoing, the Option Assets shall include:

        1.1.1 all of DCC's machinery, equipment, tools, supplies, leasehold improvements, construction in progress, furniture and fixtures, and other fixed assets;

        1.1.2  all inventories and raw materials of DCC;

        1.1.3  all receivables of DCC;

        1.1.4 all real estate owned by DCC and all of the interest of, and the rights and benefits accruing to, DCC as lessee under all leases of real property and all improvements thereto and buildings thereon, and all leases or rental agreements covering machinery, equipment, tools, supplies, vehicles, furniture and fixtures and other fixed assets or personal property;

        1.1.5 all of the rights and benefits accruing to DCC under all sales orders, sales contracts, supply contracts, purchase orders and purchase commitments made by DCC in the ordinary course of business, all other agreements to which DCC is a party or by which it is bound (including, without limitation, the purchase agreement of even date herewith between HTH, the shareholders of HTH and DCC (the "HTH Purchase Agreement")) and all other choses in action, causes of action and other rights of every kind;

          1.1.6 all operating data and records of DCC, including, without limitation, customer lists, financial, accounting and credit records, correspondence, budgets and other similar documents and records;

          1.1.7 all of the proprietary rights of DCC, including, without limitation, all trademarks, trade names, patents, patent applications, licenses, trade secrets, technology, know-how, formulae, designs and drawings, computer software, slogans, copyrights, processes, operating rights, other licenses and permits, and other similar intangible property and rights; and

          1.1.8 all cash and investments, and all prepaid and deferred items of HTH, including, without limitation, prepaid rentals, insurance, taxes and unbilled charges and deposits.

The Option shall be exercisable at any time on or after the date hereof and on or before the fifth anniversary of the date hereof (the "Termination Date").

     1.2 PAYMENT FOR THE GRANT OF THE OPTION. In consideration for the grant of the Option, PBCI is paying an aggregate of $10,000 in cash to DCC, concurrently with the execution and delivery of this Agreement.

     1.3 EXERCISE OF THE OPTION. In the event that PBCI elects to exercise the Option it shall give written notice of such exercise to DCC in the manner provided herein for the giving of notice, which notice shall specify the consideration which PBCI elects to deliver upon the Closing (as hereinafter defined), which may consist of shares of common stock of PBCI ("PBCI Stock") in the event PBCI has completed an initial public offering of PBCI Stock, shares of common stock ("BCI Stock") of Boston Chicken, Inc. ("BCI"), cash, or any combination of the foregoing, having an aggregate value equal to the Equity Purchase Price (as defined in Section 1.5). In the event PBCI elects to deliver upon the Closing shares of PBCI Stock or shares of BCI Stock, such shares shall be registered under the Securities Act of 1933, as amended (the "1933 Act"), or, at PBCI's option, such shares shall be subject to an offer on the part of the issuer to enter into an agreement on customary terms to file a registration statement to register such shares under the 1933 Act within 30 days after the Closing Date.

     1.4 REGULATORY COMPLIANCE. Upon the exercise of the Option each of the parties shall promptly prepare and file with the Federal Trade Commission ("FTC") and the United States Department of Justice ("Justice Department") any notification required to be filed with respect to the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended, or any rules or regulations thereunder (the "HSR Act"). Each party represents and warrants to the other parties hereto that any such filing made by it shall be true and accurate in all material respects and shall conform to the requirements of the HSR Act. Each party shall promptly complete and file any required responses to requests by the FTC or the Justice Department for

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additional data and information. Each party shall also make available to the other parties hereto such information relative to its business, assets and property as may be required for the preparation of such notifications and reports.

     1.5 PURCHASE PRICE UPON EXERCISE OF THE OPTION. The purchase price paid by PBCI upon the exercise of the Option shall consist of: (i) PBCI Stock, BCI Stock, cash or any combination of the foregoing (determined in accordance with Section 1.3) having an aggregate value equal to the DCC Value, reduced by the sum of (A) the amount of the outstanding principal and accrued interest on the Term Loan B Note (as defined in the Secured Loan Agreement), if any, (B) the amount of the outstanding principal and accrued interest on the Term Loan C Note (as defined in the Secured Loan Agreement), if any, and (C) $150,000 (the amount referred to in this clause (i) being herein referred to as the "Equity Purchase Price"), (ii) the extinguishment of the outstanding indebtedness under the Secured Loan Agreement and (iii) the assumption by PBCI of DCC's accounts payable, accrued expenses, outstanding indebtedness for money borrowed and contractual obligations, except that PBCI shall not be obligated to assume any liability or obligation the existence of which constitutes a breach of any representation and warranty made by DCC or the Members in this Agreement, made by HTH or its shareholders in the HTH Purchase Agreement or made by DCC in the Secured Loan Agreement or incurred in violation of any covenants or agreements of DCC made in this Agreement or in the Secured Loan Agreement (such liabilities to be assumed by PBCI being herein referred to as the "Assumed Liabilities"). For this purpose, the "DCC Value" at any date shall be determined in the manner set forth in Exhibit A.

     1.6 ALLOCATION OF PURCHASE PRICE AMONG OPTION ASSETS. The purchase price for the Option Assets shall be allocated among each item or class of the Option Assets as determined by PBCI. DCC and PBCI agree that they will prepare and file their federal and any state or local income tax returns based on such allocation of the purchase price. DCC and PBCI agree that they will prepare and file any notices or other filings required pursuant to Section 1060 of the Internal Revenue Code of 1986, and that any such notices of filings will be prepared based on such allocation of the purchase price.

     1.7 VALUATION OF PBCI STOCK OR BCI STOCK. PBCI Stock or BCI Stock delivered upon the Closing (as hereinafter defined) shall be deemed to have a value equal to the average closing sales price per share of such stock as quoted on the NASDAQ National Market, as reported in the Wall Street Journal (Western Edition), or as quoted on such other market or exchange on which such shares are traded, for the ten consecutive trading days ending on the second business day prior to the Closing Date (as hereinafter defined).

     1.8 CLOSING OF OPTION EXERCISE. The closing of the exercise of the Option shall take place at the offices of PBCI at 9:00 A.M., local time, on the fifth business day after the date of the notice of such exercise referred to in
Section 1.3, or, if later, the second business day after the satisfaction or waiver of all conditions to the exercise of the Option provided for in Article
5.0 hereof. Throughout this Agreement, such event is referred to as "Closing" and such date and time are referred to as "Closing Date".

     1.9 PROCEDURE AT THE CLOSING. At the Closing: (i) DCC shall execute and deliver to PBCI instruments of assignment in form and substance satisfactory to PBCI sufficient to convey to

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PBCI all right, title and interest of DCC in and to the Option Assets, all necessary consents or approvals of third parties (including any governmental entities) to the transactions contemplated hereby, subscription agreements of DCC and the Members satisfactory in form and substance to PBCI, in the event PBCI has elected to deliver PBCI Stock or BCI Stock at the Closing, and an opinion of Parsons Behle & Latimer, or other counsel reasonably acceptable to PBCI, dated as of the Closing Date and in a form reasonably acceptable to PBCI, to the effect that: (A) DCC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own or lease its properties, to carry on its business as it is being conducted and to convey the Option Assets to PBCI pursuant to this Agreement, (B) DCC is qualified to do business as a foreign limited liability company, and is in good standing, under the laws of the State of Utah, (C) the instruments of transfer and assignment delivered by DCC are adequate to convey all rights of DCC in and to the Option Assets to PBCI, (D) the sale of the Option Assets has been duly authorized by all necessary action of DCC under Delaware law, its certificate of formation and its limited liability company agreement, (E) the sale of the Option Assets will not conflict with or violate any provision of the certificate of formation or limited liability company agreement of DCC, conflict with or violate any Utah or Federal law, rule or regulation, or any order, judgment or decree applicable to DCC or the Members or by which any of DCC's properties are affected, or result in a breach of, or constitute a default (or any event which with notice or lapse of time would become a default) under, or give to others any rights of first refusal, termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any of the Option Assets pursuant to, any notice, bond, mortgage, indenture contract, agreement, lease or other instrument or obligation known to such counsel by which DCC or any of the Members is bound or by which any of the DCC's properties are affected, (F) the sale of the Option Assets will not, require any consent, approval, exemption, authorization or permit of, filing with or notification, or other action by, any court, administrative agency or governmental or regulatory authority, under any provision of Utah or Federal law, except for such consents and approvals as shall have been obtained and (G) to such counsel's knowledge, there are no actions, suits, proceedings or governmental inquiries pending or threatened against DCC or any of the Members seeking to prevent the consummation of the transactions contemplated by this Agreement or which could reasonably be expected to have a material adverse effect on the Option Assets or the ability of DCC and the Members to perform their obligations under this Agreement, and
(ii) PBCI shall deliver to DCC the purchase price and an instrument of assumption in form and substance satisfactory to DCC, assuming the Assumed Liabilities.

ARTICLE 2.0   REPRESENTATIONS AND WARRANTIES OF DCC AND THE MEMBERS

     In order to induce PBCI to enter into this Agreement and to consummate the transactions contemplated hereunder, DCC and the Members jointly and severally make the following representations and warranties:

     2.1 ORGANIZATION, POWER AND AUTHORITY OF DCC. The Company is a limited liability company duly organized and legally existing in good standing under the laws of Delaware, and has full corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted and to enter into this Agreement and to carry out the transactions and agreements contemplated hereby. DCC is legally qualified to transact business, and is in good
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standing, in any jurisdictions in which its business or property is such as to require that it be thus qualified, except where the failure to be so qualified would not have a material adverse effect on its business, properties or financial condition.

     2.2 DUE AUTHORIZATION; BINDING AGREEMENT OF DCC. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action of DCC, including the approval of the members of DCC. This Agreement has been duly executed and delivered by DCC and is a valid and binding obligation of DCC, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by DCC nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provision of the certificate of formation or limited liability company agreement of DCC or of any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against DCC or the assets and properties of DCC; or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against DCC or the assets and properties of DCC. No permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other government authority is required in connection with the execution and delivery of this Agreement by DCC and the consummation by it of the transactions contemplated hereby.

     2.3 BINDING AGREEMENT OF THE MEMBERS. This Agreement has been duly executed and delivered by each of the Members and is a valid and binding obligation of each of them, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by the Members nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provision of the certificate of formation or limited liability company agreement of DCC, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against the Members or DCC or the assets and properties of DCC; or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against the Members, DCC or the assets and properties of DCC. No permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other government authority is required in connection with the execution and delivery of this Agreement by the Members and the consummation by them of the transactions contemplated hereby.

     2.4 MEMBERSHIP INTERESTS IN DCC. All voting rights in DCC are vested exclusively in its units of membership interest (the "Units"), and there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the Units of DCC. DCC has previously furnished to PBCI copies of DCC's certificate of formation and DCC's limited liability company agreement, and such copies are correct and complete in all respects. There are no outstanding warrants, options or rights of any kind to acquire from DCC any membership interests or securities of any kind, and there are no pre-emptive rights with respect to the issuance or sale of membership

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interests of DCC. DCC has no obligation to acquire any of its issued and outstanding membership interests or any other security issued by it from any holder thereof.

     2.5 OWNERSHIP OF UNITS BY THE MEMBERS. The Members are the lawful owners of all of the outstanding Units of DCC and have valid marketable title thereto, free and clear of all liens, pledges, encumbrances, security interests, restrictions on transfer, claims and equities of every kind, other than restrictions under federal and state securities laws and the pledge of the Units under the Secured Loan Agreement. There are no outstanding warrants, options or rights of any kind to acquire from the Members any of the Units.

     2.6 TITLE TO DCC'S ASSETS. DCC has good and marketable title to all of its assets and properties, free and clear of all liens, mortgages, pledges, encumbrances or charges of every kind, nature, and description whatsoever, except for the security interests granted to PBCI in the Secured Loan Agreement, and upon the closing PBCI will acquire good and marketable title to the Option Assets, free and clear of all liens, mortgages, pledges, encumbrances or charges of every kind, nature and description whatsoever, except for such liens, mortgages, pledges, encumbrances or charges as shall have been approved by PBCI in writing.

     2.7 ACCURACY OF INFORMATION FURNISHED BY DCC AND THE MEMBERS. No representation, statement or information made or furnished by DCC or the Members to PBCI, including without limitation those contained in this Agreement and the various schedules attached hereto and the other information and statements previously furnished by DCC and the Members to PBCI, when taken as a whole, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading.

     2.8 INVESTMENT BANKERS' AND BROKERS' FEES. Neither the Members nor DCC have any obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE 3.0   REPRESENTATIONS AND WARRANTIES OF PBCI

     In order to induce DCC and the Members to enter into this Agreement and to consummate the transactions contemplated hereunder, PBCI makes the following representations and warranties:

     3.1 ORGANIZATION, POWER AND AUTHORITY OF PBCI. PBCI is a corporation duly organized and validly existing under the laws of the State of Delaware, and has full corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted and to enter into this Agreement and to carry out the transactions and agreements contemplated hereby.

     3.2 DUE AUTHORIZATION; BINDING AGREEMENT OF PBCI. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of PBCI. This Agreement has been duly executed and delivered by PBCI and is a valid and binding obligation of PBCI, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by PBCI nor the

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consummation of the transactions contemplated hereby will: (i) conflict with or violate any provision of the certificate of incorporation or bylaws of PBCI or of any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against PBCI, or its assets and properties; or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against PBCI, or its assets and properties. No permit, consent, approval of authorization of, or declaration to or filing with, any regulatory or other government authority is required in connection with the execution and delivery of this Agreement by PBCI and the consummation by them of the transactions contemplated hereby.

     3.3 INVESTMENT BANKERS' AND BROKERS' FEES. PBCI has no obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE 4.0 ADDITIONAL COVENANTS OF DCC AND THE MEMBERS PRIOR TO THE TERMINATION DATE

     4.1 REASONABLE BEST EFFORTS. DCC and the Members will use reasonable best efforts to cause to be satisfied as soon as practicable and prior to the Closing Date all of the conditions set forth in Article 5.0.

     4.2 CONDUCT OF BUSINESS. From and after the execution and delivery of this Agreement and until the earlier of the Closing Date or the Termination Date, except as otherwise provided by the prior written consent of PBCI:

          4.2.1 DCC will use reasonable best efforts to (i) preserve its business organization intact, (ii) keep available the services of its officers, employees, and agents, and (iii) preserve its relationships with suppliers and others having dealings with DCC; and

          4.2.2 DCC will maintain all of its properties in customary repair, order and condition, reasonable wear and use and damage by unavoidable casualty excepted, and maintain insurance of such types and in such amounts upon all of its properties and with respect to the conduct of its business as are required by the Secured Loan Agreement.

     4.3 ACCESS TO DCC'S PROPERTIES AND RECORDS. From and after the execution and delivery of this Agreement and until the earlier of the Closing Date or the Termination Date, DCC will afford to the representatives of PBCI access, during normal business hours and upon reasonable notice, to DCC's premises and books and records sufficient to enable PBCI to inspect the assets and properties of DCC and to determine DCC's Annual Production Level and Production Cost (each as defined in Exhibit A hereof), and DCC will furnish to such representatives during such period all such information relating to the foregoing investigation as PBCI may reasonably request; provided, however, that any furnishing of such information to PBCI and any investigation by PBCI shall not affect the right of PBCI to rely on the representations and warranties made by DCC and the Members in or pursuant to this Agreement. Without limiting the generality of the foregoing, DCC shall furnish to PBCI, within fifteen business days after the end of each Retail Quarter and within fifteen business days after any notice of exercise of the Option, a statement setting forth the DCC Value, the Annual Production Level and the Production Cost (each as defined in Exhibit A hereof) determined as of the end of such Retail Quarter (or as of the applicable date under Exhibit A, in the event of the exercise of the Option), which statement shall be prepared in accordance with Exhibit A and shall set forth with specificity the calculation of Production Cost.

     4.4 NOTICE OF MATERIAL DEVELOPMENTS. From and after the execution and delivery of this Agreement and until the earlier of the Closing Date or the Termination Date, DCC will give prompt written notice to PBCI of any material development affecting the assets, properties, business, business prospects, financial condition or results of operations of DCC, including without limitation any development which results in the inaccuracy of any of the representations and warranties of DCC and the Members made herein.

     4.5 NO DISCLOSURE. Without the prior written consent of PBCI, neither DCC nor any of the Members will, prior to the earlier of the Closing Date or the Termination Date, disclose the existence of or any term or condition of this Agreement to any person or entity except that such disclosure may be made (i) to any person in a business relationship with DCC to whom such disclosure is necessary in order to satisfy any of the conditions or obligations which are set forth in this Agreement, and (ii) to the extent DCC believes in good faith that such disclosure is required by law (in which case DCC will consult with PBCI prior to making such disclosure).

     4.6 NO OTHER DISCUSSIONS; RETENTION OF UNITS. Neither the Members nor DCC will, prior to the earlier of the Closing Date or the Termination Date, enter into discussions or negotiate with or entertain or accept the unsolicited offer of any other party concerning the potential sale or exchange of all or any part of the assets of or interests in DCC to, or the merger or consolidation of DCC with, any person other than PBCI. The Members will not, prior to the earlier of the Closing Date or the Termination Date, sell, assign, transfer, pledge, encumber or otherwise dispose of any of the Units owned by them or assign to any other person in any manner whatsoever any of their rights under DCC's limited liability company agreement, except that the Members may pledge their interests in DCC to PBCI.

ARTICLE 5.0   CONDITIONS TO THE CLOSING OF THE OPTION EXERCISE BY PBCI

     The obligation of PBCI to purchase the assets of DCC upon the exercise of the Option shall be subject to the fulfillment or waiver by PBCI at or prior to the Closing Date each of the following conditions:

     5.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of DCC and the Members contained in this Agreement shall have been true and correct at and as of the date hereof, and they shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time. DCC and the Members shall have performed and complied with all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. The Members shall have delivered to PBCI a certificate, dated as of the Closing Date and signed by each of the

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Members, certifying that such representations and warranties are thus true and correct and that all such obligations have been thus performed and complied with.

     5.2 HSR ACT WAITING PERIOD. Any waiting period imposed by the HSR Act with respect to the exercise of the Option shall have expired or been terminated.

     5.3 RECEIPT OF NECESSARY CONSENTS. All necessary consents or approvals of third parties to any of the transactions contemplated hereby, shall have been obtained and shown by written evidence satisfactory to PBCI.

     5.4 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the purchase of the assets of DCC or any other transaction contemplated hereby, and no injunction or other order prohibiting the purchase of the Option Assets or any other transaction contemplated hereby shall have been entered by any court or other governmental body.

     5.5 NO MATERIAL ADVERSE CHANGE. Since the date of the exercise of the Option, there shall have been no changes in the business or properties of DCC, or in its financial condition, other than changes which in the aggregate shall not have had a material adverse effect.

     5.6 DELIVERY OF COST AND PRODUCTION INFORMATION. DCC shall have delivered to PBCI any information required to have been delivered to PBCI pursuant to
Section 4.3 hereof.

ARTICLE 6.0   CERTAIN ADDITIONAL COVENANTS

     6.1 EXECUTION OF FURTHER DOCUMENTS. From and after the Closing, upon the reasonable request of PBCI, DCC and the Members shall execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to convey and transfer to and vest in PBCI the Option Assets and as may be appropriate otherwise to carry out the transactions contemplated by this Agreement.

     6.2 COOPERATION OF DCC AND THE MEMBERS. Each of the Members acknowledges and agrees that PBCI may have need of information concerning DCC and the Members in order to comply with applicable securities laws and regulations in connection with future public and private debt and equity offerings by PBCI ("Offerings"). The Members jointly and severally agree that they will cooperate with PBCI in connection with any Offerings and that they will, at PBCI's expense: (i) furnish PBCI with such information concerning DCC and the Members as PBCI may reasonably require to comply with applicable securities laws and regulations (the "Company Information"); (ii) use diligent efforts to review, comment on, and otherwise assist PBCI as reasonably necessary for the preparation of, descriptions concerning DCC and the Members to be used in connection with Offerings; and (iii) represent and warrant to PBCI in connection with any Offerings that DCC Information will not contain any untrue statement of a material fact or omit any material fact necessary to make the information contained therein not misleading.

     6.3 SUBSEQUENT AUDITED FINANCIAL STATEMENTS. Each of the Members covenants and agrees with PBCI that if PBCI shall determine that audited financial statements of PBCI or DCC for the periods prior to the Closing are necessary or advisable in connection with an initial public offering, another transaction or offering, or otherwise, each shall cooperate fully with PBCI's accountants in the preparation of such audited financial statements, at PBCI's expense, and each shall make such reasonable representations and warranties to the applicable certified public accounts as are customary in connection with the preparation of audited financial statements.

     6.4  CONFIDENTIAL INFORMATION.

          6.4.1 The Members possess certain confidential and proprietary information and trade secrets including, but not limited to, information, methods, techniques, procedures and knowledge developed by or for DCC respecting the business of DCC (the "Confidential Information"). Each of the Members acknowledges and agrees that neither such Member nor any other person or entity has acquired by or through such Members any interest in or right to use the Confidential Information other than the right to utilize it in the operation of the businesses of DCC and PBCI, and that the use or duplication of the Confidential Information in any other business would constitute an unfair method of competition with DCC and PBCI.

          6.4.2 Each of the Members acknowledges and agrees that the Confidential Information is confidential to and a valuable asset of DCC, is proprietary, and includes trade secrets of DCC. Each of the Members hereby agrees that such Member: (i) will not use the Confidential Information in any other business or capacity; (ii) will maintain the absolute secrecy and confidentiality of the Confidential Information; and (iii) will not make unauthorized copies of any portion of the Confidential Information disclosed in written or other tangible form.

          6.4.3 Notwithstanding the foregoing, the obligations of the Members specified above shall not apply to any Confidential Information which (i) is disclosed in a printed publication available to the public, or is otherwise in the public domain through no act of any of the Members, their agents or any person or entity which has received such Confidential Information from or through either of the Members, (ii) is approved for release by written authorization of an officer of PBCI, (iii) is required to be disclosed by proper order of a court of applicable jurisdiction after adequate notice to PBCI to seek a protective order therefor, the imposition of which protective order the Members agrees to approve and support, or
     (iv) in the written opinion of the disclosing Member's counsel, is necessary to be made by such Member in order that the Member not violate any law, rule or regulation applicable to him.

     6.5 RESTRICTIVE COVENANTS. Each of the Members acknowledges and agrees that from and after the Closing Date, if any, PBCI would be unable to protect the Confidential Information against unauthorized use or disclosure and PBCI would be unable to realize the benefits of this Agreement if such Member were permitted to engage in, hold interests in or perform services for entities other than PBCI conducting a business which derives any of its revenues from the production or sale of cream cheese, cream cheese-related products, or spreads (a "Competitive Business"). Each of the Members further acknowledges and understands that PBCI intends, and expects, to expand its business throughout the United States. Each of the Members further acknowledges and agrees that the restrictions contained in this Section 6.5 will not hinder his activities under this Agreement or in general. Each of the Members therefore agrees that for a period commencing on the Closing Date, if any, and continuing until the fifth anniversary of the Closing Date, he shall not directly or indirectly anywhere in the United States: (i) have any interest as a record or beneficial owner in any Competitive Business provided, however, the Members may have an interest in any Competitive Business as a passive investor in such Competitive Business provided such interest does not exceed three percent (3%) of the outstanding equity securities of any company which has a class of securities which is registered under Section 12 of the Securities Exchange Act of 1934, as amended, or traded on a national securities exchange; (ii) perform services as a director, officer, manager, employee, consultant, representative, agent, or otherwise for any Competitive Business; or (iii) divert or attempt to divert any business or any customers of PBCI's business to any Competitive Business. PBCI acknowledges and agrees that if it does not exercise the Option the Members shall not have any obligation under this Section 6.5.

     6.6  REMEDIES; WAIVER.

          6.6.1 Each of the Members agrees that the provisions and restrictions set forth above in Sections 6.4 and 6.5 are necessary to protect PBCI and its successors and assigns in the protection of the Option Assets PBCI is entitled to acquire pursuant to this Agreement. Each of the Members agrees that damages cannot compensate PBCI in the event of a violation of the covenants contained in Sections 6.4 and 6.5 hereof, and that injunctive relief shall be essential for the protection of PBCI and its successors and assigns. Accordingly, each of the Members agrees and consents that, in the event he shall violate or breach any of said covenants PBCI shall be entitled to obtain (and he hereby consents to) such injunctive relief against such Member, without bond, in addition to such further or other relief as may appertain at equity or law. The exercise or enforcement by PBCI of any right or remedy hereunder shall not preclude the exercise or enforcement by PBCI of any other right or remedy hereunder or which PBCI has the right to enforce under applicable law.

          6.6.2 Failure by any party to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right or remedy at any other time or times.

     6.7 GRANT OF PBCI OPTIONS. PBCI agrees that C. Anthon Ernstrom, C. Reed Ernstrom and employees of DCC other than Reed Ernstrom (the "Eligible Recipients") shall receive on the date hereof and on each anniversary of the date hereof prior to the earlier of the Closing Date or the Termination Date, options under PBCI's 1995 Stock Option Plan (the "Plan") to purchase that number of shares of common stock of PBCI that have a fair market value, as determined in accordance with the terms of the Plan, of $250,000 for all such persons taken together (the "Stock Options"). The grant of each of the Stock Options shall be subject to the execution and delivery by the person receiving such Stock Options of a consulting agreement with PBCI and a confidentiality and non-compete agreement with PBCI, in form and substance satisfactory to PBCI. The Stock Options shall be allocated among the Eligible Recipients in such manner as may be determined by the managers of DCC and approved by PBCI.

     6.8 EMPLOYMENT BY PBCI OF DCC'S EMPLOYEES. DCC shall use its best efforts to aid PBCI in engaging such of its employees as are employed on the Closing Date, if any, whom PBCI desires to engage after the Closing Date, and except with the written consent of PBCI, neither DCC nor any Affiliate (as hereinafter defined) of DCC shall employ, for a period of three years after the Closing Date, any person employed by DCC at or at any time within six months prior to the Closing Date unless such person was either not offered employment by PBCI or was terminated by PBCI. As used in this Agreement, the term "Affiliate" means, with respect to a specified person, any other person which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

     6.9 NO OBLIGATION OF PBCI TO EMPLOY. PBCI shall have no obligation to employ any of the persons employed by DCC at the time of the Closing, if any, or to continue, or institute any replacement or substitution for, any vacation, severance, incentive, bonus, profit sharing, pension or other employee benefit plan or program of DCC.


ARTICLE 7.0   INDEMNIFICATION

     7.1 AGREEMENT BY DCC AND THE MEMBERS TO INDEMNIFY. Subject to the qualifications and limitations set forth in this Section 7.1, DCC and the Members jointly and severally agree that from and after the Closing, if any, they will indemnify and hold PBCI harmless in respect of the aggregate of all PBCI Indemnifiable Damages (as hereinafter defined). For this purpose, PBCI Indemnifiable Damages shall mean the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) incurred or suffered by PBCI (or any successor to all or any part of the assets or business of DCC) (i) resulting from any inaccurate representation or warranty made by DCC and the Members in or pursuant to this Agreement, (ii) resulting from any default in the performance of any of the covenants or agreements made by DCC or the Members in this Agreement, (iii) resulting from any inaccurate representation and warranty made by DCC in the Secured Loan Agreement, (iv) resulting from any default in the performance of any of the covenants or agreements made by DCC in the Secured Loan Agreement, or (v) resulting from the failure of DCC to pay, discharge or perform any liability or obligation that is not required to be assumed by PBCI hereunder ("Excluded Liabilities"). Without limiting the generality of the foregoing, with respect to the measurement of PBCI Indemnifiable Damages, PBCI shall have the right to be put in the same financial position as it would have been in had each of the representations and warranties of DCC and the Members been true and correct, had each of the covenants and agreements of DCC and the Members been performed in full and had each of the Excluded Liabilities been paid or performed in full. The obligation of DCC and the Members to indemnify PBCI shall be subject to the following qualifications and limitations:

          7.1.1 DCC and the Members shall not be obligated to indemnify PBCI for PBCI Indemnifiable Damages resulting from any inaccurate representation or warranty made by DCC and the Members in or pursuant to this Agreement until the aggregate of all such PBCI Indemnifiable Damages, taken together with all Purchaser Indemnifiable Damages (as defined in Section 6.1 of the HTH Purchase Agreement) resulting from any inaccurate representation or warranty made by HTH and its shareholders under the HTH Purchase Agreement, exceeds $25,000, and then DCC and the Members shall only be liable for such excess.

          7.1.2 The obligation of the Members to indemnify PBCI for PBCI Indemnifiable Damages resulting from any inaccurate representation or warranty made by DCC and the

     Members in or pursuant to this Agreement or made by DCC in the Secured Loan Agreement, resulting from any default in the performance of the covenants or agreements made by DCC in Section 7.3 of the Secured Loan Agreement or resulting from the failure of DCC to pay, discharge or perform any Excluded Liabilities and for Purchaser Indemnifiable Damages (as defined in Section
     6.1 of the HTH Purchase Agreement) resulting from any inaccurate representation and warranty made by HTH and its shareholders in the HTH Purchase Agreement or from the failure of HTH to pay, discharge or perform any Excluded Liabilities (as defined in the HTH Purchase Agreement), shall not exceed the DCC Value, less the amounts actually recovered by PBCI from HTH and DCC in respect of all matters covered by the limitations set forth in this Section 7.1.2.

          7.1.3 The limitations set forth in Sections 7.1.1 and 7.1.2 shall not apply to PBCI Indemnifiable Damages arising from the inaccuracy of the representations and warranties set forth in Sections 2.1, 2.2, 2.3. 2.4,
     2.5 or 2.8 hereof.

     7.2 AGREEMENT BY PBCI TO INDEMNIFY. PBCI agrees that from and after the Closing, if any, it will indemnify and hold DCC and the Members harmless in respect of the aggregate of all DCC Indemnifiable Damages (as hereinafter defined). For this purpose, DCC Indemnifiable Damages shall mean the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) incurred or suffered by DCC or the Members
(i) resulting from any inaccurate representation or warranty made by PBCI in or pursuant to this Agreement, or (ii) resulting from any default in the performance of any of the covenants or agreements made by PBCI in this Agreement. Without limiting the generality of the foregoing, with respect to the measurement of DCC Indemnifiable Damages, DCC and the Members shall each have the right to be put in the same financial position as they would have been in had each of the representations and warranties of PBCI been true and correct and had each of the covenants and agreements of PBCI been performed in full.

     7.3 LEGAL PROCEEDINGS. In the event DCC, the Members or PBCI become involved in any legal, governmental or administrative proceeding which may result in indemnification claims hereunder, such party shall promptly notify the other parties in writing of such proceeding. The other parties may, at their option and expense, defend any such proceeding if the proceeding could give rise to an indemnification obligation hereunder. If any party elects to defend any proceeding, such party shall have full control over the conduct of such proceeding, although the party being indemnified shall have the right to retain legal counsel at its own expense and shall have the right to approve any settlement of any dispute giving rise to such proceeding, such approval not to be withheld unreasonably by the party being indemnified; provided, that, in the event the indemnifying party shall fail to initiate a defense of a claim within twenty days of the notice to the indemnified party of a claim, the indemnified party shall have the option to conduct the defense of such claim as it may in its discretion deem proper. The party being indemnified shall reasonably cooperate with the indemnifying party in such proceeding.


ARTICLE 8.0   MISCELLANEOUS

     8.1 AMENDMENT AND MODIFICATION. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

     8.2 PAYMENT OF EXPENSES. Each party to this Agreement shall pay all of the expenses incurred by it in connection with this Agreement, including without limitation its legal and accounting fees and expenses, provided, however, that DCC shall in no event incur aggregate expenses in excess of $35,000 in connection with the transactions contemplated by this Agreement, the Secured Loan Agreement, the HTH Purchase Agreement and the HTH Loan Agreement.

     8.3 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

     8.4 ENTIRE AGREEMENT. This instrument and the exhibits attached hereto contain the entire agreement of the parties hereto with respect to the option to purchase the Option Assets and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the exhibits attached hereto.

     8.5 HEADINGS. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     8.6 EXECUTION IN COUNTERPART. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     8.7 NOTICES. Any notice, request, information or other document to be given hereunder shall be in writing. Any notice, request, information or other document shall be deemed duly given three business days after it is sent by registered or certified mail, postage prepaid, to the intended recipient, addressed as follows:

          If to DCC, addressed as follows:

          Doc's Cheese Company, L.L.C.
          761 South 200 West
          Richmond, Utah  84333
          Attention:  C. Reed Ernstrom

     with a copy to:

          Parsons Behle & Latimer
          201 South Main Street
          Suite 1800
          Salt Lake City, Utah  84111
          Attention:  William D. Holyoak, Esq.

     If to PBCI, addressed as follows:

          Progressive Bagel Concepts, Inc.
          1526 Cole Blvd., Suite 200
          Golden, Colorado  80401

          Attention:  Chairman
     with a copy to:

          Progressive Bagel Concepts, Inc.
          1526 Cole Blvd., Suite 200
          Golden, Colorado  80401
          Attention:  General Counsel

Any party may send any notice, request, information or other document to be given hereunder using any other means (including personal delivery, courier, messenger service, facsimile transmission, telex or ordinary mail), but no such notice, request, information or other document shall be deemed duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.

     8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts made and to be performed wholly therein.

     8.9 PUBLICITY. No press release or other public announcement related to this Agreement or the transactions contemplated hereby will be issued by DCC or the Members without the prior approval of PBCI.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                        PROGRESSIVE BAGEL CONCEPTS, INC.


                                        By:  /s/
                                            ----------------------------------




                                        DOC'S CHEESE COMPANY, L.L.C.


                                        By:  /s/
                                            ----------------------------------



                                             /s/  C. Anthon Ernstrom
                                            ----------------------------------
                                                  C. Anthon Ernstrom



                                             /s/  C. Reed Ernstrom
                                            ----------------------------------
                                                  C. Reed Ernstrom



                                             /s/  C. Jay Ward
                                            ----------------------------------



                                             /s/  Karon Ward
                                            ----------------------------------
                                                  C. Jay Ward and Karon Ward,
                                                  as joint tenants



                                             /s/  Brian L. Ernstrom
                                            ----------------------------------
                                                  Brian L. Ernstrom



                                             /s/  Berkley J. Ward
                                            ----------------------------------
                                                  Berkley J. Ward

                                   EXHIBITS
                                   --------





Exhibit A          Determination of DCC Value

                                   Exhibit A


                          DETERMINATION OF DCC VALUE
                          --------------------------


DCC Value will be an amount not less that $1,000,000 nor more than $4,000,000 determined based on DCC's Annual Production Level and Production Cost, as follows:

                                   DCC Value
                                   ---------
(all $ in millions, except for Production Cost and price of milk fat per pound)


                                    Production Cost
Annual             ----------------------------------------------------
Production                  x or in
Level                     excess of x  x -10%  x - 20%   x - 30%
- -----                     -----------  ------  -------   -------
1.7mm lbs or less         $1.00         $1.33    $1.67    $2.00
3.3mm lbs                 $1.25         $1.67    $2.08    $2.50
5.0mm lbs                 $1.50         $2.00    $2.50    $3.00
6.7mm lbs                 $1.75         $2.33    $2.92    $3.50
8.3mm lbs or more         $2.00         $2.67    $3.33    $4.00

     "Annual Production Level" is the quantity of Products (as defined in the supply agreement of even date herewith between PBCI and DCC (the "Supply Agreement")) produced by DCC in the four Retail Quarters (as defined in the Supply Agreement) ending with the Retail Quarter immediately preceding the Retail Quarter in which the Option is exercised (or, if DCC has been producing Products under the Supply Agreement for a shorter period, the amount produced in such shorter period, commencing on the date hereof and ending on the last day of the last Retail Period (as defined in the Supply Agreement) prior to the Retail Period in which the Option is exercised, which amount shall be annualized by multiplying it by a fraction the numerator of which is 13 and the denominator of which is the number of Retail Products in such shorter period) per DCC's Production Log.

     "Production Cost" is the numeric average of the per pound costs of producing Products for each of the four Retail Quarters ending with the Retail Quarter immediately preceding the Retail Quarter in which the Option is exercised (or, if DCC has been producing Products under the Supply Agreement for a shorter period, the numeric average of the per pound costs of producing Products for each of the Retail Periods in such shorter period, commencing on the date hereof and ending on the last day of the last Retail Period prior to the Retail Period in which the option is exercised). For this purpose, per pound cost shall be determined in the same manner as DCC Cost (as defined in the Supply Agreement), adjusted as follows: (I) there shall not be credited the Total Net Cash Deficit (as defined in the Supply Agreement) or debited the Net Cash Surplus (as defined in the Supply Agreement), (II) there shall be excluded all research and development expenses, (III) there shall be excluded all charges made by PBCI pursuant to Section 3.4 of the Supply Agreement, and (IV) there shall be excluded the $50,000 payment provided for in Section 5.5 of the HTH Purchase Agreement, if made.

     X shall be equal to $1.3925 on the date hereof (determined on a milk fat price of $1.167 per pound per formula hereinafter set forth). X shall be adjusted for each Retail Quarter (of, if applicable, Retail Period) hereafter by substituting for such milk fat price of $1.167 per pound the price obtained by the following formula:

     [((AA + .07)/.805) + (AA x 1.30) + .01]/2

     Where AA is the average of the Chicago Grade AA Market Butter Price for each of the weeks in the Retail Quarter (of, if applicable, Retail Period).

     The DCC Value between points shown will be interpolated on a straight-line basis.


                                       3